Exhibit 99.4 Global Markets & Investment Banking Group 4 World Financial Center North Tower 30th Floor New York, New York 10080 212 449 1000

Board of Directors
Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112

     We hereby consent to the inclusion of our opinion letter, dated November 18, 2006, to the Board of Directors of Freeport-McMoRan Copper & Gold Inc., included as Appendix C to the Joint Proxy Statement/Prospectus, which Joint Proxy Statement/Prospectus forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Freeport-McMoRan Copper & Gold Inc. and Phelps Dodge Corporation, and to the references to such opinion in the Joint Proxy Statement/Prospectus under the captions “SUMMARY -- Opinions of Freeport-McMoRan’s Financial Advisors,” “THE TRANSACTION – Background of the Transaction,” “THE TRANSACTION – Freeport-McMoRan’s Reasons for the Transaction; Recommendation of the Freeport-McMoRan Board of Directors,” and “OPINIONS OF FREEPORT-MCMORAN’S FINANCIAL ADVISORS.” In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Merrill Lynch, Pierce, Fenner & Smith
Incorporated

December 11, 2006